Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Lionheart Acquisition Corp. II of a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Lionheart Acquisition Corp. II in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 11, 2022	/s/ Thomas Hawkins
Signature
Name: Thomas Hawkins